Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Monster Worldwide, Inc.

at

$3.40 Net Per Share

by

Merlin Global Acquisition, Inc.,

a wholly-owned subsidiary of

Randstad North America, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 3, 2016, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the offer to purchase dated September 6, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented from time to time the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”) in connection with the tender offer by Merlin Global Acquisition, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Randstad North America, Inc., a Delaware corporation (“Parent”), to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Monster Worldwide, Inc., a Delaware corporation (“Monster”), at a purchase price of $3.40 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Also enclosed is a letter to stockholders of Monster from Tim Yates, Chief Executive Officer of Monster, accompanied by Monster’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The Offer Price is $3.40 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.

2.	The Offer is being made for any and all of the outstanding Shares.

3.	The Offer is being made in accordance with the terms of an Agreement and Plan of Merger dated August 8, 2016 (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among Monster, Parent and Purchaser. The Merger Agreement provides, among other things, that after the successful consummation of the Offer and subject to specified conditions, Purchaser will merge with and into Monster (the “Merger”), with Monster continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

4.

The Monster board of directors, at a meeting duly called and held, unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Monster and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on October 3, 2016, unless the Offer is extended by Purchaser (such time and date, as the same may be extended, the “Expiration Date”).

6.	The Offer is conditioned upon, among other things:

•	there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such Shares are actually received (as defined in Section 251(h)(6) of the General Corporation Law of the State of Delaware)) that, together with the number of Shares then-owned by Parent, Purchaser and any of their respective wholly-owned subsidiaries, equals at least one Share more than half of the sum of (without duplication) (i) all Shares then outstanding (including all outstanding Company Restricted Shares (as defined in the Merger Agreement)) plus (ii) all Shares issuable to holders of Monster’s 3.50% Convertible Senior Notes due 2019 from whom Monster has received duly completed notices of exercise plus (iii) all Shares issuable to holders of Company Stock Options (as defined in the Merger Agreement);

•	(i) the expiration or termination of the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the approval of the European Commission (or the approval by those national competition authorities in the European Union that have jurisdiction as a result of a referral of the transactions under the EU Merger Regulation (as defined in the Merger Agreement)) of the transactions under the Merger Agreement; and

•	the absence of any law or order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of any governmental authority that has the effect of making illegal or otherwise preventing or prohibiting the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

The waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, applicable to the Merger was terminated on August 26, 2016. The parties are in the process of seeking competition law approval from the European Commission.

Other conditions of the Offer are described in the Offer to Purchase. See Section 13 — “Conditions of the Offer” of the Offer to Purchase. See also Section 15 — “Certain Legal Matters; Regulatory Approvals” of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser or Parent obtaining financing.

7.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Monster Worldwide, Inc.

at

$3.40 Net Per Share

by

Merlin Global Acquisition, Inc.,

a wholly-owned subsidiary of

Randstad North America, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase dated September 6, 2016 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), in connection with the tender offer by Merlin Global Acquisition, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Randstad North America, Inc., a Delaware corporation (“Parent”), to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Monster Worldwide, Inc., a Delaware corporation (“Monster”), at a purchase price of $3.40 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	Shares*

Account Number:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE
Signature(s)

Dated , 2016	Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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